UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 14, 2005

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181
(305) 895-0304

(Address and telephone number
of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 14, 2005 we entered into a $90 million Amended and Restated Credit Agreement (the “Amendment”). UBS Securities LLC and its affiliate continue to serve as Arranger and Administrative Agent. As a result of this Amendment, we eliminated the term loan portion of the facility and increased the amount of the revolving credit facility from $40 million to $90 million.  The amendment also added an additional $50 million unfunded accordion feature. We were paying interest at the rate of 300 basis points above LIBOR for the term loan and 275 basis points above LIBOR for the revolving credit facility. We were also required to make quarterly principal payments and, beginning January 1, 2006, sweep 50% of our excess cash flow to reduce the principal balance of the term loan. Under the new revolving credit facility, the interest rate was reduced from 275 to 225 basis points above LIBOR, no principal payments are required, and the excess cash flow requirement was effectively eliminated.

Prior to the Amendment, we had approximately $49 million due under the term loan and $5 million due under the revolving credit facility. We used approximately $30 million of our existing cash, not including payment of accrued interest and closing costs, and borrowed $19 million under the revolving credit facility to repay the term loan. As of the close of business on June 17, 2005, our outstanding balance under the new revolving credit facility was approximately $24 million. The revolving credit facility is secured by substantially all of our assets and is due in December 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.

By:	/s/ DAVID NATAN
Vice President and Chief Financial Officer

Date: June 17, 2005